Exhibit (a)(1)(ix)

INSTRUCTION FORM
FOR PARTICIPANTS IN THE FROZEN FOOD EXPRESS INDUSTRIES, INC. 401(K) SAVINGS PLAN

INSTRUCTIONS TO PRINCIPAL TRUST COMPANY (THE “TRUSTEE”), AS TRUSTEE OF THE FROZEN FOOD EXPRESS INDUSTRIES, INC. 401(K) SAVINGS PLAN (THE “PLAN”), IN RESPONSE TO THE OFFER DATED JULY 22, 2013 TO PURCHASE OUTSTANDING SHARES OF COMMON STOCK OF FROZEN FOOD EXPRESS INDUSTRIES, INC. (THE “SHARES”) AT $2.10 PER SHARE, NET TO THE SELLERS IN CASH, BY DUFF BROTHERS CAPITAL CORPORATION (THE “OFFER”)

If you wish to tender all or some of your Shares, please check the appropriate box below, and sign and return this Instruction Form in the envelope provided.

☐            YES, TENDER ALL of the Shares allocated to my account.

☐            YES, TENDER only the number of the Shares allocated to my account, as indicated below:

Number of Shares to be tendered (in whole numbers):

☐            NO, DO NOT TENDER any of the Shares allocated to my account.

If you do not wish to tender your shares, you do not need to return this form unless you are withdrawing an earlier instruction to tender.

As a participant in the Plan, I acknowledge receipt of the Offer to Purchase and the Solicitation/Recommendation Statement on Schedule 14D-9. I hereby direct the Trustee, to tender or not to tender the Shares allocated to my account under the Plan as indicated above.

I understand that if I sign, date and return this Instruction Form, the Trustee will treat this action as an instruction by me to tender all Shares allocated to my account.

Signature	Date

Printed name

Your instructions may be changed or revoked at any time up until the deadline outlined in the enclosed Notice to Participants of the Plan by delivering a new Instruction Form to the Trustee.